SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934




Check the appropriate box:
[X]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement


                            Crown Energy Corporation
                -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
     1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________
     2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________
     4) Proposed maximum aggregate value of transaction:

         $10,000,000 (calculated based on the estimated value of the securities and property to be received by the registrant in consideration of the sale of assets in accordance with Rule 0-11(c)(2))
        ________________________________________________________________________
     5) Total fee paid:
        $2,000

[ ]  Fee paid previously by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: _______________________________________________
     2) Form, Schedule or Registration Statement No.: _________________________
     3) Filing Party: _________________________________________________________
     4) Date Filed:____________________________________________________________

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                            CROWN ENERGY CORPORATION
                              1710 WEST 2600 SOUTH
                             WOODS CROSS, UTAH 84087

                                 [mailing date]

Dear Stockholder:

         We are providing this information statement to you as a stockholder of record of our outstanding common stock at the close of business on [record date], 2004, to advise you of three actions recently approved by the holders of a majority of the issued and outstanding common stock and all of the issued and outstanding Series A Cumulative Convertible Preferred Stock (together, "the Approving Stockholders"). These recently approved actions will become effective on [effective date], which is at least 20 days after this information statement is provided to our stockholders.

         On June 30, 2004, the Approving Stockholders approved the following actions:

                  (a) the 1,000-to-one reverse split of our issued and outstanding common stock, without any change to our authorized capitalization of 50,000,000 shares of common stock, par value $0.02;

                  (b) the formation with [confidential information has been omitted and filed separately with the Securities and Exchange Commission], an unaffiliated asphalt products distributor (our "Co-venturer"), of a newly organized limited liability company, or Newco, to produce and market asphalt products through the transfer of substantially all of our asphalt business, operations and assets to Newco in consideration of a [confidential information has been omitted and filed separately with the Securities and Exchange Commission] promissory note payable from Newco earnings, the assumption of approximately [confidential information has been omitted and filed separately with the Securities and Exchange Commission] in liabilities, and a 49% interest in Newco, with the remaining 51% interest in Newco owned by Co-venturer, which will provide Newco with working capital financing for its operations; and

                  (c) the election of Jay Mealey, Alan L. Parker, and Andrew W. Buffmire as directors, each to serve until the next annual meeting of directors and until each's successor is elected and qualified.

         The purpose of the reverse split is to reduce the number of holders of our common stock in order for us to terminate our reporting obligations under the Securities Exchange Act of 1934 ("Exchange Act"). Our common stock would then no longer be eligible for quotation on the OTC Bulletin Board, and we cannot assure that any trading market for our common stock would continue thereafter.

         We are enclosing our information statement that describes the above transactions, as well as our 2003 annual report to stockholders, which consists principally of our annual report on Form 10-K and our most recent quarterly report on Form 10-Q.

         Please review the enclosed information statement carefully.

         We Are Not Asking for a Proxy and You Are Requested Not To Send Us a Proxy.

                                                    Sincerely,

                                                    CROWN ENERGY CORPORATION

                                                    Jay Mealey, President

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                            CROWN ENERGY CORPORATION
                              1710 WEST 2600 SOUTH
                             WOODS CROSS, UTAH 84087
                             TELEPHONE 801-296-9585


            NOTICE OF ACTION BY MAJORITY WRITTEN STOCKHOLDER CONSENT



To the Stockholders of Crown Energy Corporation:

         On June 30, 2004, the board of directors unanimously and the beneficial owners of 14,431,818 shares, or 54.4%, of our issued and outstanding common stock and all 500,000 shares of our issued and outstanding Series A Cumulative Convertible Preferred Stock (together, "the Approving Stockholders") approved the following actions:

                  (1) the 1,000-to-one reverse split of our issued and outstanding common stock, without any change to our authorized capitalization of 50,000,000 shares of common stock, par value $0.02;

                  (2) the formation with [confidential information has been omitted and filed separately with the Securities and Exchange Commission], an unaffiliated asphalt products distributor (our "Co-Venturer"), of a newly organized limited liability company, or Newco, to produce and market asphalt products through the transfer of substantially all of our asphalt business, operations and assets to Newco in consideration of a [confidential information has been omitted and filed separately with the Securities and Exchange Commission] promissory note payable from Newco earnings, assumption of approximately [confidential information has been omitted and filed separately with the Securities and Exchange Commission] of liabilities, and a 49% interest in Newco, with the remaining 51% interest in Newco owned by Co-venturer, which will provide Newco with working capital financing for its operations; and

                  (3) the election of Jay Mealey, Alan L. Parker, and Andrew W. Buffmire as directors, each to serve until the next annual meeting of directors and until each's successor is elected and qualified.

         Our board of directors had previously unanimously approved the above actions and fixed the close of business on July 13, 2004 (the "Record Date"), for the determination of stockholders entitled to notice of the above actions. As of the Record Date, we had issued and outstanding 26,482,388 shares of common stock and 500,000 shares of Series A Cumulative Convertible Preferred Stock. In view of the approval by written consent of the Approving Stockholders, no special meeting or annual meeting of the stockholders will be held, and the above actions will become effective on [effective date], 2004 (the "Effective Date"), which is at least 20 days after mailing this notice to the stockholders on about [mailing date], 2004.

         We Are Not Asking for a Proxy and You Are Requested Not to Send Us a Proxy.

         Neither the Securities and Exchange Commission nor any state regulatory authority has approved or disapproved these transactions, passed upon the merits or fairness of the transactions, or determined if this information statement is accurate or complete. Any representation to the contrary is a criminal offense.

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                               SUMMARY OF ACTIONS

1.       The Reverse Split

         The Approving Stockholders have approved an amendment to our articles of incorporation to:

         o reverse split our issued and outstanding common stock 1,000-to-one, without reducing the 50,000,000 shares of authorized common stock, par value $0.02;

         o convert each of the 1,000 shares of our common stock outstanding immediately prior to the reverse split into one full share of post-reverse-stock-split common stock; and

         o provide that stockholders owning fewer than 1,000 shares that would otherwise receive a fractional share of common stock as a result of the reverse split will instead receive scrip.

         Immediately after the Effective Date of the reverse split, we will file documents with the Securities and Exchange Commission under the Exchange Act to terminate our reporting obligations under the Exchange Act. Our common stock would then no longer be eligible for quotation on the OTC Bulletin Board, and we cannot assure that any trading market for our common stock would continue thereafter.

         The reverse split and the termination of reporting obligations under the Exchange Act will enable us to eliminate costs now associated with meeting regulatory requirements for filing periodic reports of financial and business information as a publicly held company subject to the reporting obligations under the Exchange Act, which we believe now provides us minimal benefits. See "THE REVERSE SPLIT."

2.       The Proposed Joint Venture Formation

         We have entered into an agreement with our Co-venturer to organize a new limited liability company ("Newco") with the following principal terms:

         o We will sell to Newco substantially all of our asphalt business, operations and assets in consideration of:

                  o a promissory note for [confidential information has been omitted and filed separately with the Securities and Exchange Commission] secured by the assets and business sold to Newco, the payment of which will be largely contingent upon Newco having earnings sufficient to permit such payment,

                  o assumption of approximately [confidential information has been omitted and filed separately with the Securities and Exchange Commission] in liabilities relating to the assets transferred, and

                  o        a 49% interest in Newco.

         o Our Co-venturer will own 51% of Newco and will designate a majority of its managers.

         o Our Co-venturer will grant Newco an operating line of credit to finance its operations, which may be extended in subsequent years at our Co-venturer's election.

         In anticipation of completing this joint venture formation, interim operating capital has been provided to us by our Co-venturer, secured by a lien on our inventory, work in progress, finished goods and accounts receivable.

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         Formation of the joint venture is contingent on the completion of definitive agreements and certain other factors, including approval by our stockholders as described in this information statement. See "THE PROPOSED JOINT VENTURE FORMATION."

3.       Election of Directors

         The board of directors and the Approving Stockholders have approved the reelection of directors Jay Mealey, Alan L. Parker, and Andrew W. Buffmire, each to serve until the next annual meeting of the stockholders and until his successor is elected and qualified. See "ELECTION OF DIRECTORS."


                                THE REVERSE SPLIT

Special Factors

     Purposes

         As of March 31, 2004, we had a working capital deficit of approximately $2.3 million, an accumulated deficit of approximately $5.5 million, and a stockholders' deficit attributable to the common stock of approximately $1.4 million. Our auditor's report on our financial statements for the year ended December 31, 2003, as for prior years, contained an explanatory paragraph about our ability to continue as a going concern.

         Our asphalt business requires a large amount of working capital to purchase and store inventory and for accounts receivable and general operations. We have not had outside working capital financing since 1999. We had continued to explore avenues to obtain working capital financing, including supplier financing, through-put arrangements, structured supply arrangements and joint ventures with industry participants, facility leasing, and conventional financing from commercial sources. We believe shortages of working capital are the most significant limitation on our operations.

         In seeking outside working capital lines of credit, potential sources of funding have stated that they would require personal guarantees of our officers and directors, and our officers and directors are unwilling to provide such guarantees for our benefit while we are burdened by the costs associated with meeting the reporting obligations under the Exchange Act. Further, bonding underwriters we historically used for asphalt supply contracts with federal and state highway projects have stated that their ability to provide payment and performance bonding for small public companies has become limited because of the uncertainties regarding management continuation, the requirement for personal guarantees that generally are not provided in public companies, and the third-party liability that public companies face from stockholders, which can severely impact the financial ability of those companies and their ability to meet their contractual obligations for which bonding companies provide surety.

         Our operating history and the prevailing current conditions in the investment markets generally have precluded us from obtaining outside equity capital. The closing sales price ranged from a low of $0.01 per share to a high of $0.025 per share in 2003, with trades taking place on only 48 of 252, or 19%, of the trading days. Thus far in 2004, the closing sales price has ranged from a low of $0.01 per share to a high of $0.035, with trades taking place on only 32 of the first 118, or 27%, of the trading days of the year. From January 1, 2004, through the first 118 trading days of 2004, only an aggregate of 1,095,993 shares were reported traded, representing an aggregate transaction value of less than $32,000. Finally, we have reviewed the costs required to meet regulatory and stockholder requirements associated with being a publicly-held company subject to the periodic reporting, proxy and other requirements under the Exchange Act, along with recent increased cost of insurance, and other burdens we believe result from the enactment of the Sarbanes-Oxley Act of 2002, particularly for a small company such as ours.

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         In view of our continuing inability to arrange required financing as discussed above, in March 2003, our board of directors, which includes affiliates of our principal stockholders, authorized management to investigate available alternatives for a so-called "going private" transaction, with the effect that we would become privately held by our current principal stockholders, subject to satisfying various regulatory requirements. As we investigated these possible going private alternatives, we also continued our search for financing from a variety of sources through a number of alternative arrangements. These efforts finally led to our recent agreement with our Co-venturer to continue our asphalt production and marketing activities through a joint venture as described in detail below and as approved by our board of directors and the Approving Stockholders. As part of this agreement, our Co-venturer provided us with an interim working capital loan, secured by our inventory, work in progress and accounts receivable, and has agreed to certain additional working capital funding to operate the business.

         Until we reached the agreement with our Co-venturer discussed in detail in this information statement, we did not have adequate working capital to finance our pressing requirements for the 2004 summer asphalt sales cycle. This arrangement for working capital further reduces the likelihood that we will seek capital through the public equity markets in the future. Therefore, based on our consideration of various alternatives for reducing ongoing costs and regulatory burdens, we determined to proceed with the reverse stock split as described in this information statement.

     Alternatives Considered

         Possible Financing or Sale

         During the last two years, we have investigated obtaining capital through (i) asset-based debt from financial sources; (ii) equity investment that could include a debt component; (iii) a sale of a portion of our assets or business; and (iv) a partnership or joint venture with an adequately financed partner. We developed a detailed business plan, including historical and pro forma financial forecasts, based on a number of assumptions and identified potential candidates for each potential financing method.

         After discussions with two commercial banks and one large commercial finance institution in April and May 2002, we determined that financing with debt through traditional lending institutions was not achievable without a significant infusion of equity because of the loan-to-value limitations of asset-based lenders.

         During the period between April and August, 2002, we contacted several private equity sources to explore the availability and possible terms of needed equity investment. We explored both stand-alone equity financing and an equity investment to finance the loan-to-value deficit with asset-based financing. After a review of our business and financial condition and prospects and the asphalt industry, all of these sources advised they were not interested in providing funding because they typically would not make an investment of the type desired in a public company and the business did not appear capable of meeting the 30% to 35% return criteria such private equity participants required.

         We also attempted to sell the business through the formation of a joint venture, partnership or similar arrangement in which we would contribute our asphalt assets and operations to an entity formed with a funding source so that we could maintain a continuing interest in the resulting business. To accomplish this, between April and September 2002, we contacted several potential companies that were customers, suppliers and competitors, both those currently operating in our region and those desiring to enter the region. We contacted a large contractor that operates as a customer that has been involved in some vertical acquisitions in other areas of the United States. The other company conducted an

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extensive review of our business, financial condition and prospects under a reciprocal confidentiality agreement, but did not extend a firm offer to us.

         Between April and September 2002, we also contacted several companies that are in the same business and where market territories either marginally crossed with us or where our facilities were an extension to an existing market region. Serious business and financial reviews and discussions ensued with two companies under reciprocal nondisclosure agreements. Both companies declined to make an offer, however, citing concerns about market risk, risk of asphalt availability to supply our facilities, and too high an acquisition price.

         During this period, we also opened discussions with three refiners that supply base asphalt, detailing how our facilities provided storage capacity and an entrance downstream of the refiners' present market into new modified asphalt and asphalt emulsions markets. These companies declined to make an offer citing concerns about limitations on their ability to ascertain potential environmental contingencies, competing with their own existing customer base, and too high an acquisition cost.

         During 2003, we returned to several of the sources with which we had seriously discussed potential funding, as well as several additional potential sources of financing the transaction. We were unable to generate serious interest or an offer to finance the working capital requirements through either a debt/equity or a joint venture/partner transaction.

         In early 2004, we entered into negotiations with an unrelated asphalt company about the formation of a possible joint venture to which we would contribute our asphalt assets and operations in consideration of approximately [confidential information has been omitted and filed separately with the Securities and Exchange Commission] in payments and liability assumptions and a minority interest in the venture and the other firm would provide an agreed working capital line of credit of up to [confidential information has been omitted and filed separately with the Securities and Exchange Commission] in consideration of a controlling interest in the venture. In March 2004, we entered into a letter of intent to proceed with this venture, but the other firm could not arrange the agreed line of credit by the date provided in the letter, and we terminated the relationship prior to negotiating definitive terms.

         Thereafter, we reached the agreement with our Co-venturer for the formation of the joint venture discussed under "The Proposed Joint Venture Formation."

         Possible "Going Private" Transaction

         After having no success in obtaining or completing a sale, financing or similar transaction, we requested that our legal counsel outline potential alternatives for a "going-private" transaction, including the potential costs and effects on our stockholders of each alternative. We determined that a going-private transaction might provide the best alternative that could lead to the implementation of required working capital financing and the issuance of payment and performance bonds for participation in government contracting, both of which it was determined would require personal guarantees of our principal stockholders, which we were advised would not be available as long as we remained subject to Securities and Exchange Commission reporting obligations. The alternatives reviewed and considered were: (i) Chapter 11 bankruptcy reorganization; (ii) tender offer; (iii) freeze-out merger; (iv) reverse stock split; and (v) sale of the assets. After carefully considering the alternatives, the board determined that a reverse stock split would realize the greatest value to our stockholders.

         Chapter 11 Reorganization. One alternative considered by the board of directors was the filing of a petition seeking to reorganize our affairs under Chapter 11 of the Bankruptcy Code. Filing such a petition in the U.S. Bankruptcy Court in Utah would give the Bankruptcy Court jurisdiction over all of our assets, liabilities, creditors and stockholders. The overall thrust of the Chapter 11 reorganization would then have been to propose a plan under which we would pay our creditors, subject to the rules and regulations of the Bankruptcy Code, and reorganize our capital structure, likely resulting in the entire equity ownership being held by the current preferred stockholder and the common

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stockholders receiving nothing or some nominal amount. With the elimination of the common stock in a reorganization plan, we would have terminated formally the registration of our common stock under the Exchange Act.

         The potential impact of a Chapter 11 filing on our business was difficult to predict. The board of directors recognized that generally, however, a Chapter 11 petition has an immediate and material adverse effect on the filing company's relationships with all of the parties with which it does business, particularly government entities, which are a principal component of our business. These issues are exacerbated by the fact that a Chapter 11 proceeding typically takes a number of months to be completed following the filing of the petition, during which the filing company's flexibility is significantly impaired, particularly to the extent that prior court approval of significant commitments or agreements is required. Such uncertainty and delay frequently requires that the filing company's management devote an even greater effort toward keeping the business of the company focused and moving forward. Finally, even after the completion of a Chapter 11 reorganization, there is an unquantifiable stigma attached to such a company that lingers indefinitely and continues to have a negative impact.

         Following the filing of a Chapter 11 petition, the court, either on its own motion or on the motion of persons having a claim or interest in the debtor, might consider whether the proceeding should be converted to a Chapter 7 liquidation proceeding. In broad terms, such a determination would focus on the economic viability of our business and its financial resources to determine whether we had a viable chance of continuing through completion of the reorganization and beyond. As a company with little liquidity and ongoing operating losses, and with it unlikely that we would be able to have reorganization financing arranged prior to such a filing, we might have been unable to demonstrate to a critical court that we had adequate financing to meet our working capital requirements to pay the costs of the Chapter 11 proceeding, to cover anticipated ongoing operating losses, and to emerge from the reorganization as a viable enterprise.

         Freeze-Out Merger or Exchange. Another means of accomplishing a going-private transaction considered by the board of directors was a so-called "freeze-out merger" in which a new company would be organized, owned by our principal stockholder or stockholders that intend to continue their ownership. Then our current corporation would be merged with and into the new company, with the continuing stockholders receiving stock in the new company in exchange for their old Crown stock while all other stockholders received cash. This is sometimes referred to as a "cash-out" merger, as contemplated by Utah Revised Business Corporation Act Section 16-10a-1101(2). The board of directors also considered that a freeze-out transaction such as this could also be structured as a share exchange with a newly-organized corporation controlled by the continuing stockholders in which the continuing stockholders would receive stock of the new corporation for their existing stock, while all other stockholders would receive cash, as contemplated by Utah Revised Business Corporation Act
Section 16-10a-1102. The fact that some stockholders receive stock in the new company while others are forced to accept cash is specifically permitted, as addressed in the official commentary to each of the sections noted above.

         The amount paid in cash to the minority stockholders would be determined by the board of directors, after receiving such valuation information as deemed warranted.

         The board of directors determined that each of these transactions had the disadvantage of requiring the creation of a new company, which presented more complications than the reverse stock split procedure ultimately decided on. A freeze-out merger would also require stockholder approval and trigger statutory dissenters' rights. Finally, both of these approaches would require the expenditure of our limited resources to pay minority stockholders.

         Tender Offer. The board of directors also considered undertaking a tender offer to buy back, or redeem, the stock from the minority stockholders.

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This would have required the filing of an issuer tender offer statement under
Rule 13e-4 promulgated under the Exchange Act and compliance with the substantive provisions of the issuer tender offer requirements. Among other things, the tender offer rules require that the tender offer be open for a minimum period with terms that essentially assure a level playing field for all possible participants and require the payment of one price to all stockholders that tender their shares.

         One advantage of a tender offer would be that each stockholder would have the individual decision as to whether or not to accept the price offered based on the disclosures provided. Unfortunately, an issuer tender offer cannot be assured of achieving 100% ownership because some stockholders may not sell at any price, we may be unable to locate some of our stockholders, or some stockholders may simply not respond to the offer. A tender offer would be particularly difficult in the context of a significant number of odd-lot owners that own a small number of shares for which the time and effort of completing a transaction are not warranted. For example, someone that owned fewer than 1,000 shares at a price of $0.012 would receive less than $12.00, and someone that owned 100 shares would receive $1.20. The board of directors was concerned that stockholders simply would not want to exert any effort for so little a payment.

         Since it is extremely unlikely that an issuer tender offer would have resulted in the ownership of 100% of the stock, we would still have been required to do a second transaction to effect 100% ownership, probably through a short-form merger not requiring the vote of the minority stockholders of the 90%-owned subsidiary. Although a short-form merger could then be effected without stockholder approval, an issuer tender offer followed by a short-form merger nevertheless would require an extra step and result in additional time delays and expenses. As with the freeze-out merger or exchange, the tender offer had the further disadvantage of requiring the expenditure of our limited financial resources to pay minority stockholders.

         Reverse Stock Split. The board of directors then considered, and determined to pursue, a reverse stock split in which the issued and outstanding shares are reverse split sufficiently to leave only one or a few of the principal stockholders with whole shares and reducing all other stockholders to having only fractional shares, which would be evidenced as scrip that could be combined by stockholders owning fractional shares to make a whole share that could be retained as provided in Section 16-10a-604(1)(c) of the Utah Revised Business Corporation Act. As part of structuring the transaction, the board of directors has the ability to determine those stockholders that would remain with whole shares by specifying the extent of the reverse split. Pursuant to Utah law, the reverse stock split has been submitted to the stockholders for consideration, with the recommendation of the board of directors that it be approved, and the Approving Stockholders have executed and delivered to the corporation their written consent effecting the required approval.

         One advantage of this structure is that the minority stockholders will be bound by the vote of the majority and will not have the right to invoke the special appraisal procedure under the dissenters' rights provisions of the statute, thus assuring that this potential delay and expense can be avoided by the corporation.

         Section 16-10a-604 of the Utah Revised Business Corporation Act specifically authorized us to "issue scrip in registered or bearer form entitling the holder to receive a full share upon surrendering enough scrip to equal a full share." We have elected to issue scrip in registered form in that it will be issued on the stock transfer books of the corporation in the name of stockholders of record and not in bearer form. We will not issue certificates evidencing scrip. Persons wishing to transfer scrip on the records of the corporation can provide the transfer agent with appropriate transfer documents. The holder of scrip is not entitled to exercise the rights of a stockholder, including the right to vote, to receive dividends, and to participate in assets of the corporation on liquidation. The scrip will become void if not exchanged for a full share within 120 days after the effective date of the reverse split.

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         As distinguished from a merger or sale of assets, the reverse-split transaction does not involve the complexity of a second corporation. Instead, it is a simple, one-step process that avoids the two-step complication of an issuer tender offer. It furthermore will eliminate the cost to us of paying for fractional shares.

     Reasons for and Effects of the Reverse Split

         Benefits

         The primary benefit of the reverse split for us and our continuing stockholders is the opportunity to avoid the continuing financial burden and legal compliance costs and risks associated with continuing to have our common stock registered under the Exchange Act.

         We anticipate that we will benefit from the elimination or reduction of expenses associated with being a publicly-traded entity. Costs associated with auditor fees, attorney fees, transfer agent fees, listing fees, printing expenses, and directors' and officers' insurance amounted to nearly $151,609 for our most recent fiscal year before taking into account internal payroll costs associated with compliance with reporting requirements. In addition, we estimate that these costs will increase by approximately 5% to 10% during the current and succeeding years as a result of increased regulatory burdens imposed as a result of the adoption during 2002 of the Sarbanes-Oxley Act, which imposes significant additional burdens on corporations whose stock is publicly traded and that are required to file periodic reports with the Securities and Exchange Commission. These burdens include substantive legal requirements that also expose us and our officers and directors to litigation risks for possible violations. As a nonreporting entity, we expect that we will continue to prepare audited financial statements at a cost of approximately $15,000, but that we will be able to eliminate most, if not all, of the balance of the expenditures associated with being publicly traded.

         Detriments

         The primary detriments to us associated with the proposed reverse split are the elimination of our access to public equity markets and the associated loss of ready public market liquidity for our remaining equity holders resulting from the termination of our reporting status under the Exchange Act and the ineligibility of our common stock for quotation on the OTC Bulletin Board. Therefore, liquidity for their investment in common stock now available to stockholders that continue to be stockholders following the reverse split will be substantially reduced and perhaps practicably eliminated.

     Fairness of the Reverse Stock Split

         The board of directors believes the reverse stock split is fair to the unaffiliated stockholders as a whole because it enables us to avoid the substantial costs and regulatory burdens of having our common stock registered under the Exchange Act. Further, we believe the issuance of scrip in lieu of a cash payment for fractional shares is fair because it enables stockholders owning fractional shares after the reverse split, including those left with less than one full share, to combine their scrip if they should elect to do so, rather than imposing on us the cash cost for fractional shares as well as the clerical burden and cost of issuing payments in cash.

     No Report, Opinion or Appraisal

         We have not obtained any report, opinion or appraisal relating to the fairness of the 1,000-to-one reverse split of our issued and outstanding common stock to stockholders owning less than 1,000 shares, stockholders owning more than 1,000 shares, our affiliates, or any other person.

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Amendment to our Articles of Incorporation

         We will amend our articles of incorporation to effect the 1,000-to-one reverse stock split of our issued and outstanding common stock, without reducing the 50,000,000 shares of authorized common stock, par value $0.02. The full text of the operative provisions of the proposed amendment is as follows:

                  Reverse Stock Split. The shares of common stock of the Corporation issued and outstanding as of the Effective Date shall be reverse-split, or consolidated, without any change in the authorized number of shares of common stock or the par value thereof as follows:

                           (a) Each 1,000 shares of common stock issued and
                  outstanding immediately prior to the Effective Date shall be converted into the right to receive one share of post-reverse-split common stock ("New Common Stock").

                           (b) No fractional shares of New Common Stock shall be
                  issued in connection with the foregoing, and in lieu thereof, the Corporation shall issue scrip in registered form, but not represented by a certificate, that shall entitle the holder to receive a full share upon the surrender of such scrip evidencing a whole share. Upon the surrender of scrip evidencing a whole share, the Corporation shall issue to the holder thereof a certificate evidencing such whole share. Holders of scrip shall not be entitled to exercise voting rights, to receive dividends thereon, or to participate in any of the assets of the Corporation in the event of liquidation. Such scrip shall be void if not exchanged for certificates representing full shares of uncertificated full shares before 12:00 midnight, Salt Lake City time, on the 120th day following the Effective Date.

                           (c) As soon as reasonably practicable after the
                  Effective Date, the Corporation shall cause its registrar and transfer agent, acting as exchange agent (the "Exchange Agent") to mail to each holder of record of shares of common stock immediately prior to the Effective Date (the "Pre-Reverse-Split Common Stock"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Pre-Reverse-Split Common Stocks shall pass, only upon delivery of certificate representing such Pre-Reverse-Split Common Stock to the Exchange Agent, which shall be in such form and have such other provisions as the Corporation may reasonably specify, and which shall specify the fee payable in order to effectuate such exchange) and instructions for use in effecting the surrender of certificates representing Pre-Reverse-Split Common Stock in exchange for certificates representing shares of New Common Stock issuable pursuant hereto. Upon surrender of a certificate representing Pre-Reverse-Split Common Stock for cancellation to the Exchange Agent, together with such duly executed letter of transmittal and the payment of the prescribed fee, the holder of such certificate representing Pre-Reverse-Split Common Stock shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of New Common Stock that such holder has the right to receive in exchange for the Pre-Reverse-Split Common Stock surrendered pursuant to the provisions hereof (after taking into account all Pre-Reverse-Split Common Stock then held by such holder), and the Pre-Reverse-Split Common Stock

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                  so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Pre-Reverse-Split Common Stock that is not registered in the transfer records of the Corporation, a certificate representing the proper number of shares of New Common Stock may be issued to a transferee if the certificate representing such Pre-Reverse-Split Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes and other transfer fees have been paid. Holders of certificates representing Pre-Reverse-Split Common Stock shall not be required to convert their certificates into certificates representing New Common Stock. Until surrendered as contemplated hereby, each certificate representing Pre-Reverse-Split Common Stock shall be deemed at any time after the Effective Date to represent only the New Common Stock into which such certificate representing Pre-Reverse-Split Common Stock is convertible as provided herein and the right to receive, upon such surrender prior to the expiration date of scrip as provided above, scrip in lieu of any fractional shares of New Common Stock as provided above.

                           (d) After the Effective Date, there shall be no
                  further registration of transfers of certificates representing Pre-Reverse-Split Common Stock. If, after the Effective Date, certificates representing shares of Pre-Reverse-Split Common Stock are presented to the Corporation or the Exchange Agent for registration of transfer, such certificates shall be canceled and exchanged for certificates representing New Common Stock and scrip in accordance with the procedures set forth herein.

         The reverse split will become effective on the Effective Date or as soon thereafter as the articles of amendment to our articles of incorporation can be filed with the Division of Corporations and Commercial Code of the State of Utah. On the Effective Date of the reverse split, each 1,000 shares of common stock issued and outstanding will be automatically converted into one share of new common stock.

         As a result of the reverse stock split, the terms of the issued and outstanding preferred stock will be adjusted automatically so that the number of shares into which each share of preferred stock will be convertible will be reduced 1,000-to-one to give effect to the reverse split.

         While our board of directors currently intends to effect the reverse split, the board of directors may, at any time prior to the Effective Date of the reverse split, abandon the filing of the articles of amendment and the reverse split without any further action by the stockholders.

Exchange of Certificates; Treatment of Fractional Shares

         Our transfer agent, Interwest Transfer Company, will act as our exchange agent in connection with the reverse split. As soon as practicable after the Effective Date, we will notify the holders of the common stock that the reverse split has been effected and instruct them as to the manner in which they should surrender to Interwest Transfer Company any certificate(s) representing outstanding shares of existing common stock.

         We will authorize the issuance of certificates representing one or more shares of common stock then issued and outstanding for those stockholders holding more than 1,000 shares immediately prior to the reverse split upon surrender of existing certificates evidencing outstanding shares of existing common stock for an aggregate of 1,000 or more shares. As exchange agent, Interwest Transfer Company will issue certificate evidencing one or more shares to be held by the continuing stockholders following the reverse split.

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         We will not issue fractional shares or pay for such fractional share in cash to those stockholders that will own less than one share of common stock following the reverse stock split. Instead, we will issue scrip, in registered form, but not represented by a certificate, that shall entitle the holder to receive a full share upon the surrender of such scrip evidencing a whole share. Upon the surrender of scrip evidencing a whole share, we will issue to the holder thereof a certificate evidencing such whole share. Holders of scrip will not be entitled to exercise voting rights, to receive dividends thereon, or to participate in any distribution of our assets in the event of liquidation. Such scrip shall be void if not exchanged for certificates representing full shares of uncertificated scrip evidencing full shares before 12:00 midnight, Salt Lake City time, on the 120th day following the Effective Date.

Termination of SEC Reporting Status and Stock Quotations

         Immediately following the effectiveness of the reverse split, we will file with the Securities and Exchange Commission documents to terminate our ongoing reporting obligations. Our common stock will then no longer be eligible for quotation on the OTC Bulletin Board, and we cannot assure that any trading market for our common stock will continue thereafter.

Federal Income Tax Consequences

         A summary of the federal income tax consequences of the reverse split is set forth below. This discussion is based on federal income tax law. This discussion is not and should not be relied on as a comprehensive analysis of the tax issues resulting from or relating to the reverse split. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended. Such stockholders that may be subject to special treatment may include financial institutions, securities broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations, and nonresident aliens. Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the reverse split on their own tax situation, including consequences under applicable local or foreign tax laws.

         We believe that the exchange of existing common stock for new common stock issuable to those stockholders holding more than 1,000 shares will qualify as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code, to the extent that outstanding shares of existing common stock are exchanged for a reduced number of shares of new common stock. Therefore, neither we nor the continuing stockholders will recognize any gain or loss for federal income tax purposes as a result of the reverse split. The shares of the common stock to be issued to the continuing stockholders will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of existing common stock held by such stockholder immediately prior to the reverse split. Each stockholder's holding period for the share of new common stock to be issued or any interest therein would include the holding period for shares of existing common stock exchanged therefor, provided that such outstanding shares of existing common stock were held by the stockholder as a capital asset on the Effective Date of the reverse split.

No Dissenters' Rights

         Utah corporate law does not vest our stockholders with dissenters' rights respecting the reverse stock split.

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                      THE PROPOSED JOINT VENTURE FORMATION

General

         We believe that our agreements with our Co-venturer will result in substantial benefits for us and our continuing stockholders in the face of our tenuous financial position and our continuing difficulties in obtaining required capital. We will continue as the 49% owner of a limited liability company that will own substantially all of our asphalt business, operations and assets. We will hold a promissory note for the [confidential information has been omitted and filed separately with the Securities and Exchange Commission] purchase price, payable contingent upon Newco having funds sufficient to permit such payment. In addition, our Co-venturer will provide Newco with a line of credit to operate the business, which may be extended in subsequent years at our Co-venturer's election. We believe this represents an opportunity to continue our business and operations in a business structure that will permit us to continue that business with improved opportunities for working capital through our Co-venturer.

         Our Co-venturer, a private, closely-held corporation, advises us that none of its officers, directors or owners owns or has owned any of our common or preferred stock or is or has been at any time our officer, director or other affiliate. Prior to initiating the discussions with our Co-venturer that led to the agreements and transactions described below, we had not had any business transactions with our Co-venturer.

         This transaction was the result of arm's-length negotiations and has been approved unanimously by our board of directors on the grounds that it is fair to our corporation and our stockholders. We have not obtained any report, opinion or appraisal from any outside party as to whether the terms of the transaction are fair to our corporation or our stockholders.

Events Leading to our Agreements with Our Co-venturer

         During 2002 as we explored various financing alternatives as discussed above, we contacted our Co-venturer to inquire if it was interested in forming a joint venture with us as a possible method for it to enter our asphalt market by providing operating capital. Our Co-venturer then advised that it was not interested in pursing a possible transaction at that time.

         In late 2003, we again contacted our Co-venturer regarding its possible interest in our assets and operations or the formation of a joint venture of our assets and operations and our Co-venturer's financing. These discussions over several months eventually led to the negotiation of our agreement with our Co-venturer that was entered into on June 7, 2004.

Formation of New Limited Liability Company

         Newco will be organized under the laws of the state of Utah. Our Co-venturer will own 51% and we will own 49% of the membership interests in Newco. The members will not be bound by, or personally liable for, the expenses, liabilities, debts or obligations of Newco. Newco will be managed by a management committee comprised of three persons, two of whom will be designated by our Co-venturer and one of whom will be designated by us. The day-to-day operations of the business of Newco will be managed by a president and secretary and such other officers as the management committee deems necessary. Our Co-venturer will appoint the initial president until his or her successor is appointed by the management committee. We will appoint the secretary and his or her successor until such time as the promissory note from Newco to us has been paid in full. The person appointed by us as the secretary will be an employee of Newco on mutually acceptable terms and will remain as an employee until the promissory note from Newco to us has been paid in full. We anticipate that we

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initially will appoint Jay Mealey, our president, as secretary of Newco. After the promissory note from Newco to us has been paid, the secretary will be appointed by the management committee.

         We do not believe there are any federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the formation of Newco.

Purchase of Assets

         On the date the proposed joint venture formation is closed, but effective as of May 1, 2004, we will sell to Newco our asphalt business, operations and assets, including all ownership and leasehold interests in real and tangible personal property, the equipment and fixtures used in the asphalt business, all intangible rights and property relating to the asphalt business, all of our rights under leases, contracts and agreements to which we are a party or by which we benefit that are used in the asphalt business, all of our goodwill and going concern value of the asphalt business, including the rights to any trade names, service marks or copyrights, all of our interest as a member in Cowboy Asphalt Terminal, L.L.C., and all other rights, interests, assets and properties owned by us and used in connection with our asphalt business and operations. Newco will purchase only the assets generally set forth above and will not purchase any of our other assets, including our cash, accounts receivable, other current assets, or any assets owned directly by us (but not including assets owned by our subsidiaries that are related to the asphalt business).

Purchase Price

         In consideration of the rights, interests, assets and properties transferred to Newco, Newco will issue us a [confidential information has been omitted and filed separately with the Securities and Exchange Commission] promissory note and will assume certain obligations. [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]

         The promissory note is secured by a first priority security interest in all of the assets we convey to Newco (subject to any prior third-party liens) pursuant to a security agreement. If Newco refinances the existing obligations against the purchased assets (other than the promissory note), our security interest will be subordinated to the liens created by such refinancing. Newco will assume our obligations for third-party indebtedness for certain previous facility purchases and improvements, equipment purchases and leases, and similar items, estimated to total approximately [confidential information has been omitted and filed separately with the Securities and Exchange Commission], but not assume any prior obligations of or claims against us or to which the purchased assets are subject. Newco will use its best efforts to cause us to be released from all liability related to such all assumed obligations.

         The sale to Newco will be effective as of May 1, 2004. Therefore, appropriate adjustments will be made to the purchase price to account for the revenues, expenses and payments on the assumed obligations, and other items attributable to the purchased assets for the period from May 1, 2004, to the closing date.

Operating Line of Credit

         Our Co-venturer will provide an operating line of credit to Newco for all of its working capital requirements for the remainder of calendar year 2004, and thereafter, as our Co-venturer may elect. During 2004, the operating line of credit will not exceed [confidential information has been omitted and filed separately with the Securities and Exchange Commission] unless approved by the management committee of Newco. The operating line of credit will be secured by and have a first priority in all of Newco's inventory, accounts receivable, bank accounts and contracts. In addition, the operating line of credit will be secured by the purchased assets, equipment, real estate and other assets, subject to our prior lien securing Newco's [confidential information has been omitted and filed separately with the Securities and Exchange Commission]

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promissory note to us. The outstanding balance of the operating line of credit will accrue interest at one percentage point over the prime interest rate. Newco will repay the operating line of credit from available cash. Newco will maintain sufficient cash reserves in its bank accounts to pay the estimated expenses and inventory purchases for the succeeding 30-day period. Available cash will be used to repay the outstanding balance of the operating line of credit prior to any distributions to our Co-venturer and us as members. It is anticipated that the operating line of credit will be provided in subsequent years in the amount necessary to fund Newco's operations as budgeted each year; however, our Co-venturer will have the option not to provide such operating line of credit.

Interim Financing for our Asphalt Operations

         In order to provide interim operating capital for operating the asphalt business after May 1, 2004, pending the Effective Date of our required stockholder approval and formation of Newco, our Co-venturer is loaning us [confidential information has been omitted and filed separately with the Securities and Exchange Commission]. Our Co-venturer is also obligated to advance to us additional amounts sufficient to cover inventory and raw materials purchases and other normal and customary expenses to operate the asphalt business from May 1, 2004, until the closing date of the asset sale to Newco. These advances to us by our Co-venturer are secured by a security interest in all of the asphalt oil, extender oils, chemicals and asphalt modifiers owned by us as of April 30, 2004, inventory we acquired subsequent to May 1, 2004, and our accounts receivable relating to the asphalt business after May 1, 2004. Upon the closing of the asset sale to Newco, we will assign the above loan and security documentation to Newco, which will assume the obligations thereunder, and our Co-venturer will release us from further obligation for repayment of that interim funding.

         As noted above, our Co-venturer's advance to us was based on our April 30, 2004, inventory. Inventory quantities valued at cost, effective as of April 30, 2004, will be verified prior to closing and adjustments will be made to account for any discrepancies in volume or cost. The amount of any such discrepancy will be paid to either Newco or us, as the case may be, by the other party at closing.

Conditions to Formation of the Joint Venture

     Mutual Conditions

         The obligations of our Co-venturer and us to complete the formation of Newco will be subject to the following conditions, each of which, other than that set forth in clause (1), may be waived:

                  (1) the negotiation of definitive agreements, including an operating agreement for Newco, an asset purchase and sale agreement relating to the sale of our asphalt assets and operations to Newco and related conveyances, the promissory note evidencing the [confidential information has been omitted and filed separately with the Securities and Exchange Commission] purchase price payment by Newco to us, and ancillary agreements;

                  (2) the satisfactory completion by our Co-venturer of a due diligence review of our assets and operations to be conveyed to Newco;

                  (3) any required approvals or consents from third parties shall have been obtained or waivers from compliance granted; and

                  (4) there shall not be any order, decree or judgment at law or in equity preventing, or any action or suit seeking to prevent, the consummation of the transactions contemplated.

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     Conditions to our Co-venturer's Obligations

         The obligations of our Co-venturer to complete the formation of Newco will be subject to the satisfaction by us at or prior to closing of the following conditions, each of which, other than the requirement in clause (1) that the approval by our stockholders be effective, may be waived by our Co-venturer:

                  (1) the transactions have been approved by our stockholders in the manner required by law and our articles of incorporation and bylaws;

                  (2) we shall have performed or complied in all material respects with all covenants and conditions required by our June 7, 2004, Memorandum of Understanding or the definitive agreements to be performed or complied with by us;

                  (3) there shall not have occurred since June 7, 2004, any material adverse change in our assets or operations;

                  (4) our representations and warranties, qualified as to materiality, shall be true and correct in all material respects, and our representations and warranties, not qualified by materiality, shall be true and correct; and

                  (5) we shall have complied with such other terms, covenants and conditions as our Co-venturer may require in the definitive agreements to be negotiated.

     Conditions to Our Obligations

         Our obligations to complete the formation of Newco will be subject to the satisfaction by us at or prior to closing of the following conditions, each of which may be waived by our Co-venturer:

                  (1) our Co-venturer shall have performed or complied in all material respects with all covenants and conditions required by our June 7, 2004, Memorandum of Understanding or the definitive agreements to be performed or complied with by it;

                  (2) our Co-venturer's representations and warranties, qualified as to materiality, shall be true and correct in all material respects, and our representations and warranties, not qualified by materiality, shall be true and correct; and

                  (3) our Co-venturer shall have complied with such other terms, covenants and conditions as we may require in the definitive agreements to be negotiated.

Other Memorandum of Understanding Terms

         The Memorandum of Understanding we entered into on June 7, 2004, relating to the formation of Newco contains the following additional material terms.

         Until the closing or termination of the Memorandum of Understanding, we and our Co-venturer are each obligated to:

                  (1) carry on its business in substantially the same manner as before;

                  (2) maintain and keep its assets in good repair and condition, except for ordinary wear and tear and loss due to casualty;

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                  (3) maintain in full force and effect current levels and types of insurance on assets;

                  (4) perform in all material respects obligations under contracts to which it is a party or affecting its assets;

                  (5) maintain and preserve its business assets and operations; and

                  (6) comply with applicable laws.

         Each party is obligated not to disclose confidential information learned about the other as a result of their dealings.

         The Memorandum of Understanding may be terminated at any time prior to consummation of the transactions by the mutual consent of the parties, by either party if the closing has not occurred on or before September 30, 2004, by either party in the event of a material breach by the other party of any of the agreements, representations or warranties of the other and the failure of such other party to cure such breach within seven days after notice. In the event of termination pursuant to these provisions, each party's obligations under the memorandum shall terminate without further liability, unless such breach is willful.

         Each party is to pay its own expenses incurred in connection with negotiating and performing its obligations under the memorandum and in performing its obligations thereunder.

         The foregoing discussion of the material terms of the Memorandum of Understanding is qualified in its entirety by the more detailed terms of the memorandum itself, which we have included as an exhibit to a current report on Form 8-K filed with the Securities and Exchange Commission on [filing date].

Business of the Parties Before and After the Formation of Newco

     Our Business

         We focus primarily on the performance-grade asphalt and emulsion/maintenance segments of the liquid asphalt industry. We have approximately 75,000 tons of asphalt tank storage at our facilities. Given adequate working capital availability, we prefer to purchase enough asphalt inventory from November through April to fill the storage tanks and benefit from the approximate $30 to $50 per ton price advantage relative to purchasing inventory in the summer months. We purchase the base asphalt inventory from refineries and transport it to our facilities via rail and truck. The material is unloaded and stored until needed during the asphalt-paving season.

         We manufacture finished liquid asphalt products by blending the base asphalt inventory from the storage tanks with other additives, chemicals and modifiers to meet the various product specifications. Our products are sold to paving contractors that mix it with aggregate (rock and gravel) to make a hot mix asphalt pavement or directly to customers for pavement maintenance.

         For the majority of our business, we submit sealed bids to contractors, who in turn bid for road and highway projects, for most of our business. We also have direct sales to contractors, states, counties and cities for some of our business.

         In June 1998, we and Foreland Refining Corporation, an unrelated entity engaged in the asphalt roofing products business, formed Cowboy Asphalt Terminal, L.L.C. to acquire an asphalt terminal and its underlying real property located in Woods Cross, Utah. Though the property and tanks are owned by Cowboy Asphalt Terminal, the property was divided by specific assets and use by us and

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Foreland. Foreland retained three storage tanks and a certain portion of the land for exclusive use in its roofing asphalt business. The remaining tanks and a certain portion of the land are for our exclusive use in our paving asphalt business. The remaining land may be used jointly by the parties. All revenues generated from the exclusive-use assets are the sole property of the respective party. Both Foreland and we have made capital equipment improvements to our respective exclusive-use assets. Those capital improvements are the sole property of the party making the improvement. Each party retains all revenues and profits generated from its respective exclusive operations. Cowboy Asphalt Terminal is owned 66.7% by us and 33.3% by Foreland, and we are the operator. The accounts and results of operations of Cowboy Asphalt Terminal are included within our consolidated financial statements and results of operations as majority-owned subsidiary.

         Foreland and we are obligated to make equal contributions to Cowboy Asphalt Terminal for environmental clean-up costs, if any, up to $650,000 and related legal expenses. Contributions for these costs will not affect our respective percentage interests in Cowboy Asphalt Terminal.

         As of June 15, 2004, we had 30 full and part-time employees. None of our employees is represented by a union or other collective bargaining group. Management believes that its relations with its employees are good.

         Our principal executive offices are located in the office building we own at 1710 West 2600 South, Woods Cross, Utah 84087, adjacent to the Woods Cross asphalt terminal owned by Cowboy Asphalt Terminal.

         We conduct our activities from manufacturing and distribution facilities that we own or lease in Woods Cross and Salt Lake City, Utah; Rawlins, Wyoming; Fredonia, Arizona; and Grand Island, Nebraska.

     Business of Our Co-venturer

         Operating a business very similar to ours but generally in a different market area, our Co-venturer produces a variety of asphalt products, using feedstock from third-party refiners and other suppliers, that are marketed [confidential information has been omitted and filed separately with the Securities and Exchange Commission].

     After the Formation of Newco

         Following the transfer of our assets and operations to Newco, we anticipate that Newco will continue our asphalt business in the general manner previously conducted by us, with the benefit of working capital to be provide asphalt supply, which should enable it to purchase base asphalt inventory from refineries during the cold months and transport it to Newco's facilities for storage and sale during the warmer months.

         Because of the location of Newco's plants and transportation charges for finished asphalt products, we do not anticipate that Newco will compete materially with our Co-venturer.

Reasons For and Effects of the Joint Venture Formation

         We agreed to sell our assets to Newco in consideration of the [confidential information has been omitted and filed separately with the Securities and Exchange Commission] secured promissory note, assumption of approximately [confidential information has been omitted and filed separately with the Securities and Exchange Commission] in liabilities, and a 49% interest

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in Newco, with the working capital financing needed by Newco to be provided by our Co-venturer, principally as a method of indirectly obtaining working capital financing in order to continue our asphalt business. This joint venture will enable us to continue to participate in asphalt production, marketing and distribution indirectly through Newco, with working capital funding provided by our Co-venturer.

         We believe that with sufficient operating capital, we may be able to increase revenues and perhaps generate income from our asphalt operations. Based on our recent efforts, we have recognized that the economic interest of our common stockholders would likely be diluted by obtaining additional capital through the issuance of common stock, joint venture arrangements with other industry or financial participants, or borrowings. Although we have explored a number of potential financing sources, we have not had the opportunity for funding on terms that would dilute the interest of our common stockholders less than under the joint venture arrangement for the organization of Newco. Through this joint venture arrangement, we were able to obtain the working capital we require for the 2004 asphalt cycle, which is now well under way, while retaining an indirect 49% interest in the ongoing operation of our asphalt assets and operations.

         By reducing our interest from 100% ownership to a minority 49% interest in our asphalt business and by agreeing to our Co-venturer's appointment of a majority of the members of Newco's management committee, we no longer have control over our assets and operations. In addition, the terms under which our Co-venturer may provide us with working capital in future years may include certain financial covenants or restrictions on our operating flexibility, although we do not believe that such restrictions are likely to impose greater limitations on the operation of the asphalt business than would be required by an unaffiliated lender.

         The [confidential information has been omitted and filed separately with the Securities and Exchange Commission] promissory note payable to us by Newco as partial consideration for the sale of our asphalt assets and operations to Newco, secured by a lien of the assets conveyed, will not be guaranteed by our Co-venturer. We cannot assure that Newco will be able to generate available cash flow from operations or other sources to pay this obligation. If Newco is unable to meet its payment obligations, we will have the right to seek to enforce our rights as a secured creditor against Newco, including executing on and recovering the assets and operations sold. If we were to do that, however, we expect that we would again need to obtain additional amounts of capital in order to resume asphalt operations on our own behalf with the recovered assets. Based on our recent experience, we may be unable to do so.

Interest of Certain Persons in the Joint Venture Formation

         Our president, a director and principal stockholder, Jay Mealey, is the beneficial owner of 500,000 shares of $10 Series A Cumulative Convertible Preferred Stock, accruing dividends at the rate of 8% per annum payable in cash or, at the option of the holder, in shares of common stock valued at market. As of March 31, 2004, there were dividends payable to the holder of the Series A Preferred Stock of approximately $1.5 million that may, at the election of the holder, be taken in cash or common stock. The preferred stock also has a preference on distributions on liquidation aggregating $5.0 million plus accrued and unpaid dividends, or a total of approximately $6.5 million, as of March 31, 2004, plus additional dividends accumulating thereafter. Because of the dividends payable on the preferred stock and the preference in the event of liquidation, the holder of the preferred stock will benefit directly from payments we receive on the Newco promissory note.

         Under the terms of the Series A Preferred Stock, the sale of our asphalt assets and operations to Newco entitles the holder of the preferred stock to require us to redeem the preferred stock at its stated value plus all accrued but unpaid dividends, or for approximately $6.5 million as of March 31, 2004. Rather than require such redemption, the holder of the preferred stock has

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executed and delivered to us its written consent to approve the transfer of our asphalt assets and operations to Newco in order to continue our activities indirectly through the joint venture.

         Our employees, including Jay Mealey, president, a director and a principal stockholder, and Alan Parker, principal financial officer, will benefit indirectly in Newco's continued operation of our asphalt business if, as we anticipate, they become employed by Newco.


                              FINANCIAL STATEMENTS

         Our financial statements are incorporated herein by reference from our annual report on Form 10-K for the year ended December 31, 2003, filed July 7, 2004, and our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed July 7, 2004, with the Securities and Exchange Commission. Copies of each of these documents have been included with this information statement and are being mailed to each stockholder of record as of the record date.


                              ELECTION OF DIRECTORS

         The board of directors and the Approving Stockholders have approved the reelection of each of our existing directors, each to serve until the next annual meeting of the stockholders and until his successor is elected and qualified. On the Effective Date, the election of Jay Mealey, Alan L. Parker, and Andrew W. Buffmire will become effective.

Directors and Executive Officers

         Our directors are elected annually by the stockholders. Our officers serve at the pleasure of the board of directors. Our officers and directors, their ages, and their positions are set forth below:

    Name                 Age              Position
    ----                 ---              --------
Jay Mealey...........    48       Chairman of the Board of Directors
                                  Chief Executive Officer, President, Treasurer
Stephen J. Burton....    56       Secretary
Andrew W. Buffmire...    57       Vice President Business Development, Director
Alan L. Parker.......    52       Vice President, Director
Scott Beall..........    50       Vice President

         Jay Mealey has served as president and chief operating officer and as our director since 1991 and was appointed as chief executive officer in April 1999 and treasurer in October 2000. Mr. Mealey has been actively involved in the oil and gas exploration and production business since 1978. Prior to becoming our employee, Mr. Mealey served as vice president of Ambra Oil and Gas Company, and prior to that position, worked for Belco Petroleum Corporation and Conoco, Inc. in their exploration divisions. Mr. Mealey is responsible for managing our day-to-day operations.

         Stephen J. Burton was elected secretary in October 2000. Mr. Burton has held various accounting positions with us since 1989. He is currently responsible for our Human Resources Department. Mr. Burton graduated from Utah State University in 1986.

         Andrew W. Buffmire is currently a private consultant. He was most recently the vice president business development for publicly-traded Ubiquitel, Inc., a wireless telecommunications company headquartered in Conshohocken, Pennsylvania. Prior to joining Ubiquitel, Mr. Buffmire was a director in the business development group at Sprint PCS, a national wireless telecommunications service provider, from October 1997 until May 2001. Before joining Sprint PCS,

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Mr. Buffmire was an attorney in private legal practice in Salt Lake City, Utah, for 16 years, with the exception of two years (1985-1987), when he was the founder, general counsel and registered principal of an NASD-registered, investment-banking firm.

         Alan L. Parker, vice-president and controller, has been employed by us since 1998 and our predecessor, Petro Source Asphalt Company, since 1987.

         Scott Beall, vice president, has been employed by us since 1998 and our predecessor, Petro Source Asphalt Company, since 1979.

Audit Committee and Audit Committee Financial Expert

         We do not have an audit committee composed entirely of independent directors; our board of directors acts as our audit committee. Additionally, we do not have an audit committee financial expert, as that term is defined by Item 401(h) of Regulation SK. Given our financial condition and recent history of legal matters, our board of directors has determined that it would be unlikely to identify a qualified audit committee financial expert who would be willing to serve.

Compliance with Section 16(a) of the Exchange Act.

         Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in our common stock and other equity securities.

         Except as described below, to our knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to us, or written representations that no reports were required, we believe that during fiscal year 2003 all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% stockholders were complied with.

Code of Ethics

         We have not adopted a code of ethics because the board of directors has determined that given our small size, the service of our chief executive officer and our principal financial officers on our board of directors, and the significant majority of our common stock owned by our officers and directors, a written code of ethics would be a mere formality and would not meaningfully enhance our commitment to act honestly and ethically, provide full, fair, accurate, timely and understandable disclosure, or comply with applicable governmental laws, rules and regulations.


                          BOARD MEETINGS AND COMMITTEES

         The board of directors held two meetings in 2003 and two meetings thus far in 2004. Each member of the board of directors attended all meetings. The board of directors has no standing audit, nominations, or compensation committees, and the board of directors as a whole performs the functions of each of those committees without the adoption of any written charter. One of our directors, Andrew W. Buffmire, is an independent director under both Rule 4200(a)(14) of the National Association of Securities Directors and Rule 10A-3(b)(1) adopted under the Exchange Act, while the other two directors are not independent under either rule. The board of directors has determined that it is appropriate for the board of directors not to have any of the above-identified committees based on the substantial majority of our common stock that is held by our officers and directors, the fact that our board of

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directors is currently composed of only three directors, and the substantial difficulty presented in recruiting additional independent directors given our financial condition.

         We do not have a policy regarding stockholder nominations for the board of directors, and our board of directors has determined that it is appropriate for us not to have such a policy because our directors and officers hold a substantial majority of our common stock and our board of directors, as a whole, performs the functions of the nominating committee.


             POLICY REGARDING DIRECTOR ATTENDANCE AT ANNUAL MEETING

         Our directors are encouraged, but not required, to attend our annual meetings of stockholders.


             STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

         Stockholders desiring to communicate with the board of directors should send their communications in writing to our address, attention Corporate Secretary, who will forward those communications to the other members of the board of directors.


                             EXECUTIVE COMPENSATION

Summary Compensation

         The following table sets forth, for the last three fiscal years, the annual and long-term compensation earned by, awarded to, or paid to the person who was our chief executive officer and each of our other highest compensated executive officers as of the end of the last fiscal year (the "Named Executive Officers"):

                                                                              Long-Term Compensation
                                                                           ------------------------------
                                  Annual Compensation                             Awards         Payouts
                            ---------------------------------              --------------------- -------------------
            (a)               (b)        (c)         (d)          (e)         (f)        (g)       (h)      (i)
                                                                                      Securities
                                                                 Other                  Under-
                                                                 Annual    Restricted   lying             All Other
                            Year                                 Compen-     Stock     Options/  LTIP      Compen-
  Name and Principal        Ended                                sation     Award(s)    SARs    Payouts     sation
      Position              Dec. 31    Salary ($)  Bonus ($)      ($)          ($)      (no.)     ($)         ($)
------------------------------------- ----------- ----------- ---------------------------------- -------------------
Jay Mealey                    2003      $302,700      --        $10,563(1)     --         --        --        $734(2)
  President                   2002       344,600      --         10,563(1)     --         --        --         688(2)
  (CEO)                       2001       250,000      --          8,400(1)     --         --        --         647(2)

Scott Beall                   2003      $110,300      --             --        --         --        --          --
  Vice-President              2002       128,462      --             --        --         --        --          --
                              2001       107,225      --             --        --         --        --          --
----------------------

(1) Car allowance.
(2) Term life insurance paid for Mr. Mealey.

Option/SAR Grants in Last Fiscal Year

         During the fiscal year ended December 31, 2003, we did not grant any stock options or stock appreciation rights to any Named Executive Officers.

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Aggregate Option/SAR Exercises and Fiscal Year-End Option/SAR Values

         The following table contains information regarding the fiscal year-end value of unexercised options held by the Named Officers. The aggregate value of the options was calculated using $0.03 per share, the average bid and asked price for our common stock on December 31, 2003:

              (a)                   (b)       (c)                (d)                         (e)
                                                                Number             Value of Unexercised
                                                       of Securities Underlying        In-the-Money
                                Shares                   Unexercised Options/          Options/SARs
                                Acquired                  SARs at FY-End (#)           at FY-End ($)
                                on          Value
                                 Exercise   Realized         Exercisable/              Exercisable/
             Name                  (#)         ($)          Unexercisable              Unexercisable
------------------------------------------- ---------- ------------------------- --------------------------
Jay Mealey                          --         --          750,000 / --(1)                -- / --
Scott Beall                         --         --          125,000 / --                   -- / --
-----------------------

(1) Represents six tranches of 150,000 options each granted in two separate grants to Mr. Mealey in November 1997 and November 1999 and exercisable as follows:

                                                     Exercise       Market Price
      Number                  Expiration Date          Price         Condition *
      ------                  ---------------        ---------      ------------
     150,000.............    November 1, 2007          $0.125           $0.16
     150,000.............    November 1, 2007           0.125            0.23
     150,000.............    November 1, 2007           0.125            0.31
     150,000.............    November 1, 2009           0.38             1.00
     150,000.............    November 1, 2009           0.38             1.30
     150,000 ............    November 1, 2009           0.38             1.69
-----------------
   * Vested options cannot be exercised unless the market price for the common stock is at least equal to the market price stated.

Director Compensation

         Members of the board of directors are not compensated for their time or service representing us. Direct expenses incurred by members of the board in connection with our business are reimbursed.

Employment Contracts

         Jay Mealey, our chief executive officer, president and treasurer, was employed under a November 1997 employment agreement that expired on December 31, 2003. The employment agreement provided for a base salary plus compensation bonuses. No bonus has been paid to Mr. Mealey under these provisions during the preceding three fiscal years. In previous years, Mr. Mealey was also issued options to purchase an aggregate of 900,000 shares, subject to vesting and minimum trading price conditions as summarized above. Of these, options to purchase 450,000 shares at $1.62 were repriced in 2000 to an exercise price of $0.125 per share. Mr. Mealey continues his employment at the same rate of compensation without an employment agreement.

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         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to beneficial ownership of the our common stock as of June 15, 2004, to the extent known to us, of each of our executive officers and directors, each person known to us to be the beneficial owner of more than 5% of the outstanding shares of any class of our stock, and all directors and officers as a group:

     Name and Address of Person or Group              Nature of Ownership              Amount       Percent(1)
     -----------------------------------              -------------------              ------       ----------
Principal Stockholders:

  Jay Mealey(2)...............................   Common stock(3)                     13,841,818       40.6%
                                                 Options                                900,000        3.3
                                                 Shares issuable on conversion
                                                 of Series A Preferred, payment
                                                 of accrued dividends and
                                                 exercise of warrant(4)
                                                                                     20,454,464       43.6
                                                                                     35,196,282       67.1%

  Andrew W. Buffmire(2).......................   Common stock                         1,600,000       17.7
                                                 Options                                 85,000        0.3
                                                                                      1,685,000       18.0

Directors:
  Jay Mealey..................................                 ----------See above----------
  Andrew W. Buffmire..........................                 ----------See above----------
  Alan L. Parker..............................   Common stock                                --       --

 All Executive Officers and Directors as a
Group  (4 persons):...........................   Common Stock                        15,441,818       58.3
                                                 Options(5)                           1,052,500        3.8
                                                 Shares issuable on conversion
                                                 of Series A Preferred, payment
                                                 of accrued dividends and
                                                 exercise of warrant(4)              36,948,782       77.0
--------------------

(1) Based on 26,482,388 shares of our common stock issued and outstanding on April 10, 2003. Under Rule 13d-3 of the Exchange Act, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding. Unless otherwise indicated, all securities are owned beneficially and of record.
(2) The address for all principal stockholders is c/o Crown Energy Corporation, 1710 West 2600 South, Woods Cross, Utah 84087.
(3) Consists of 3,307,452 shares owned of record and beneficially by Mr. Mealey, 9,524,366 shares owned by the Mealey Family Limited Partnership, 110,000 shares owned by Mr. Mealey's brother as custodian for Mr. Mealey's minor children, and 900,000 shares owned for the benefit of Mr. Mealey's minor children by a trust, of which Mr. Mealey is the trustee. Mr. Mealey is the general partner of the Mealey Family Limited Partnership and owns 48.5% of the partnership, and members of his immediate family are the beneficiaries. Mr. Mealey expressly disclaims beneficial ownership of the shares held his brother and mother. Furthermore, the options that are included within this calculation may not be exercised unless specified trading prices are realized for our common stock. As of the date hereof, such trading prices have been not been met and there is no assurance that they will ever be met during the terms of the options.

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(4)  The number reported constitutes the maximum issuable, based on our authorized capitalization of 50,000,000 shares, with 26,482,388 shares issued and outstanding and 3,063,148 shares reserved for issuance on the exercise of outstanding options and warrants. The Mealey Family Limited Partnership has the right to acquire common stock as follows: 4,285,000 shares issuable upon conversion of 500,000 shares of our Series A Preferred Stock; 150 million shares issuable at the election of the holder at the market price of $0.01 per share as of April 30, 2003, in payment of $1.5 million of dividends accrued as of December 31, 2003, on the Series A Preferred Stock; and 925,771 shares issuable on the exercise of warrants to purchase shares at $0.002. Mr. Mealey and the Mealey Family Limited Partnership, which he controls, own beneficially a sufficient number of shares to amend our articles of incorporation to increase our authorized capitalization, which would enable us to issue all 60,766,327 shares to which the Mealey Family Limited Partnership would be entitled on conversion of the Series A Preferred Stock, the payment of accrued dividends, and the exercise of the warrant.
(5) Includes 67,500 shares underlying options held by an unnamed executive officer to acquire common stock.

Change of Control Contracts

         In November 1997, we entered into an employment agreement with Jay Mealey that contained "change of control" provisions providing for the payment of compensation and benefits upon our termination of Mr. Mealey's employment without cause or termination by Mr. Mealey for "good reason" (as defined in that agreement). No change of control events occurred and the employment agreement terminated December 31, 2003.

Equity Compensation Plan Information

                                                                                             Number of securities
                                                                                             available for future
                                                                                             issuance under equity
                                Number of securities to be    Weighted average exercise       compensation plans
        Plan Category             issued upon exercise of       prices of outstanding        (excluding securities
                                    outstanding options                options             reflected in column (a))
                                            (a)                           (b)                           (c)
Equity compensation plans
  approved by shareholders......          2,263,148                      $0.122                      460,000
Equity compensation plans not
  approved by security holders..                 --                      --                               --
                                          ---------                      ------                      -------
    Total..................               2,263,148                      $0.122                      460,000

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In September 1997, we sold to an unrelated third party for $5.0 million in cash 500,000 shares of $10 Series A Cumulative Convertible Preferred Stock and a warrant to purchase 925,771 shares at $0.002 per share. In 2002, the Series A Preferred Stock, the warrant, and all associated rights were acquired by the Mealey Family Limited Partnership, which is the current holder of the Series A Preferred Stock, the warrant, all associated rights, and accrued dividends. Jay Mealey, our chief executive officer, president and a director, owns 48.5% of the Mealey Family Limited Partnership and is its general partner and his immediate family is its beneficiary. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS."

         As of December 31, 2003, there were dividends payable to the holder of the Series A Preferred Stock of $1.5 million that may, at the election of the holder be taken in cash or common stock. At the market price of $0.01 per share as of April 30, 2004, 150 million shares of common stock would have to be issued to satisfy the dividend payable. The Series A Preferred Stock is convertible to 4,285,000 shares of common stock, if so elected by the holder of the Series A Preferred Stock.

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         We currently have an authorized capital of 50.0 million shares of common stock, of which approximately 26.5 million shares are issued and outstanding and approximately 3.1 million shares are reserved for issuance on the exercise of outstanding options and warrants, for a total of approximately
29.6 million shares, excluding the shares issuable on conversion of the Series A Preferred Stock, the payment of accrued dividends thereon, and exercise of the warrant. Therefore, there are only approximately 20.4 million shares available for issuance under the Series A Preferred Stock on conversion or the payment of dividends or on exercise of the warrant. We have not undertaken to renegotiate with the Mealey Family Limited Partnership any of the terms of the Series A Preferred Stock or the warrant, do not know whether we will attempt to do so, and have not analyzed our obligations or responsibilities if the Mealey Family Limited Partnership would elect to convert the Series A Preferred Stock, demand payment of the dividends in common stock, or exercise the warrant.


                          INDEPENDENT PUBLIC ACCOUNTANT

         The board of directors has chosen to retain Tanner + Co. as our independent public accountant for the fiscal year ending December 31, 2004.


                                   AUDIT FEES

         The aggregate fees billed by Tanner + Co. for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2003, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $33,000. The aggregate fees billed by Tanner + Co. for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $52,295.

Audit Related Fees

         Tanner + Co. did not bill us for any professional services that were reasonably related to the performance of the audit or review of financial statements for either the fiscal year ended December 31, 2003, or the fiscal year ended December 31, 2002, that are not included under "Audit Fees" above.

Tax Fees

         The aggregate fees billed by Tanner + Co. for professional services rendered for tax compliance, tax advice, and tax planning for the fiscal years ended December 31, 2003, and December 31, 2002, were $12,750 and $5,348, respectively.

All Other Fees

         Tanner + Co. did not perform any services for us or charge any fees other than the services described above under "Audit Fees" and "Tax Fees" for either the fiscal year ended December 31, 2003, or the fiscal year ended December 31, 2002.

         The engagements of Tanner + Co. to perform all of the above-described services were approved by the board of directors, acting as the audit committee, before we entered into the engagements, and the policy of the board of directors is to require that all services performed by the independent auditor be preapproved by the board of directors before the services are performed.

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                              FINANCIAL INFORMATION

         The following financial statement information is incorporated herein by reference from:

         (1) Our annual report on Form 10-K (file no. 000-19365) for the year ended December 31, 2003, filed July 7, 2004;

         (2) Our quarterly report on Form 10-Q (file no. 000-19365) for the quarter ended March 31, 2004, filed July 7, 2004; and

Copies of each of these documents are bound with this information statement and are being mailed to each stockholder of record as of the record date.

                              STOCKHOLDER PROPOSALS

         It is anticipated that the next meeting of stockholders will be held on approximately July 15, 2005. If we have not terminated our reporting obligations under the Exchange Act, stockholders may present proposals for inclusion in the information or proxy statement to be mailed in connection with our 2005 annual meeting of stockholders, provided such proposals are received by us no later than [_____________], 2005, and are otherwise in compliance with applicable laws and regulations and the governing provisions of our articles of incorporation and bylaws.

                                              By Order of the Board of Directors


                                              Jay Mealey, President and Chairman
Woods Cross, Utah
[mailing date]

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